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                                                                       Exhibit 5

                        Squire, Sanders & Dempsey L.L.P.
                                 4900 Key Tower
                                127 Public Square
                           Cleveland, Ohio 44114-1304


                                January 24, 2003

A. Schulman, Inc.
3550 West Market Street
Akron, Ohio 44333

            Re: Registration Statement on Form S-8

Gentlemen:

            Reference is made to your Registration Statement on Form S-8 filed with the Securities and Exchange Commission on January 24, 2003 with respect to 4,500,000 shares of Common Stock ("Common Stock"), of A. Schulman, Inc. to be offered pursuant to the A. Schulman, Inc. 2002 Equity Incentive Plan (the "Plan"). We are familiar with the Plan, and we have examined such documents and certificates and considered such matters of law as we deemed necessary for the purpose of this opinion.

            Attorneys involved in the preparation of this opinion are admitted to practice law only in the State of Ohio and we express no opinion herein concerning law other than the General Corporation Law of the State of Delaware.

            Based upon the foregoing, we are of the opinion that the Common Stock to be offered pursuant to the Plan, when issued in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                         Respectfully submitted,

                                         /s/ Squire, Sanders & Dempsey L.L.P.